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                                                                       EXHIBIT 2


                          AGREEMENT AND PLAN OF MERGER


       THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of February 10, 1997 (the "Signing Date"), is among Monitor Dynamics, Inc., a California corporation ("MDI"), Glenn Gary Clinard ("Clinard"), Anthony N. Finazzo ("Finazzo"), Frank L. Strong ("Strong"), I.O.M. Investments, L.P. ("I.O.M."), James St. Pierre ("St. Pierre"), (Clinard, Finazzo, Strong, I.O.M., and St. Pierre are sometimes collectively referred to as the "Signing Shareholders" and sometimes individually referred to as a "Signing Shareholder"), Ultrak, Inc., a Delaware corporation ("Ultrak"), and MDI Acquisition Corp., a Texas corporation and wholly-owned subsidiary of Ultrak ("Newco").

       Recitals. The Boards of Directors of MDI, Ultrak, and Newco deem it advisable and in the best interests of their respective shareholders that a merger (the "Merger") is consummated whereby Newco is merged with and into MDI pursuant to a reorganization hereafter provided for. MDI will be the surviving corporation of the Merger. MDI, the Signing Shareholders, Ultrak, and Newco desire to set forth the terms and conditions upon which they are willing to consummate the Merger. The Boards of Directors of MDI, Ultrak, and Newco have approved this Agreement and the Merger. Ultrak, as the sole shareholder of Newco, has approved the terms of the Merger and the execution, delivery, and performance of this Agreement.

       NOW, THEREFORE, in consideration of the foregoing and the agreements, provisions, and covenants in this Agreement, and for other consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby covenant and agree as follows:



                                   ARTICLE I:
                                   THE MERGER

      1.01. The Merger. Upon the terms and subject to the conditions of this Agreement, on the Effective Date (as defined in Section 1.02) and pursuant to the provisions of the California General Corporation Law (the "CGCL") and the Texas Business Corporation Act (the "TBCA"), Newco will be merged with and into MDI, with MDI the surviving corporation (the "Surviving Corporation"), in accordance with this Agreement and the Merger Filings (as defined in Section 1.02).

      1.02. Effective Date of the Merger. The Merger shall become effective on the date (the "Effective Date") that is the last to occur of (a) the date the executed and acknowledged Officers Certificate in substantially the form of
Exhibit 1.02-A of each of MDI and Newco required by the CGCL and this Agreement, with such Officers Certificates attached (together with any other documents necessary to effect the Merger in accordance with the CGCL), are duly filed with the Secretary of State of the State of California (the "California Merger Filing") and (b) the date the executed Articles of Merger in substantially the form of Exhibit 1.02-B (together with any other documents necessary to effect the Merger in accordance with the TBCA) are duly filed with the Secretary of State of the State of Texas (the "Texas Merger Filing") (the California Merger Filing and the Texas Merger Filing are collectively referred to as the "Merger Filings"), which Merger Filings shall be made as soon as practicable after the Closing (as defined in Section 1.04).
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      1.03.   Effect of the Merger.  The Merger shall have the effects set forth in the TBCA and the CGCL. Without limiting the generality of the foregoing, the Surviving Corporation shall possess all the rights, privileges, powers, and franchises of a public as well as a private nature, and be subject to all the restrictions, disabilities, and duties, of each of MDI and Newco (collectively, the "Constituent Corporations"). The Surviving Corporation shall be vested with the rights, privileges, powers, and franchises, all property (real, personal, and mixed) and all debts due on whatever account and all other things in action or belonging to, and all and every other interest of, each of the Constituent Corporations. All debts, liabilities, and obligations of each of the Constituent Corporations shall attach to the Surviving Corporation and may be enforced against it to the same extent as if such debts, liabilities, and duties had been incurred or contracted by it. The Articles of Incorporation and the Bylaws of MDI, as they exist immediately prior to the Effective Date, shall be the Articles of Incorporation and Bylaws of the Surviving Corporation until amended in accordance with their terms and the CGCL.

      1.04. Closing. The closing (the "Closing") of the transactions contemplated by this Agreement shall take place at the offices of McDermott, Will & Emery, Newport Beach, California at 10:00 a.m., local time, on the second business day immediately following the date on which the last of the conditions set forth in Articles VII, VIII, and IX is fulfilled or waived, or at such other time and place as MDI, Newco, and Ultrak shall agree. The date
the Closing occurs is the "Closing Date."   At the Closing, MDI, Newco, and
Ultrak will each carry out the procedures specified under the applicable provisions of the CGCL and the TBCA, including duly executing and filing the Merger Filings, to the end that the Merger shall become effective.

      1.05. Effect on Stock. As a result of the Merger, on the Effective Date and without any action on the part of MDI, Ultrak, or Newco, or any holder of any of the following securities, the following will occur:

              (a) Each share of Common Stock, no par value per share, of MDI (an "MDI Common Share" and, collectively, the "MDI Common Shares"), and each share of Preferred Stock, no par value per share, of MDI (an "MDI Preferred Share" and, collectively, the "MDI Preferred Shares") (the MDI Common Shares and the MDI Preferred Shares are collectively the "MDI Shares") issued and outstanding immediately prior to the Effective Date will cease to be outstanding and will be converted into the right to receive, without interest, an amount equal to (i) the sum of (A) Nineteen Million Dollars ($19,000,000) plus (B) the amount of the MDI Net Worth (as defined in Section 1.06) (the sum of (A) and (B) is sometimes referred to as the "Purchase Price") divided by (ii) the Fully Diluted MDI Shares Outstanding (as defined in Section 1.07) (the "Merger Consideration").

              (b) Any MDI Shares held in the treasury of MDI will be cancelled and retired and cease to exist. No cash, securities, or other consideration will be paid or delivered in exchange for such treasury shares.

              (c) Each share of Common Stock, $0.01 par value per share, of Newco ("Newco Common Stock") issued and outstanding immediately prior to the Effective Date will cease to be outstanding and will be automatically converted into and become one validly issued, fully paid, and nonassessable share of Common Stock, no par value per share, of the Surviving Corporation and the aggregate of such shares issuable upon such conversion shall constitute the only outstanding capital shares of the Surviving Corporation.

      1.06. MDI Net Worth. The term "MDI Net Worth" means the total shareholders' equity of MDI at March 31, 1997, as determined in accordance with MDI's past accounting practices in the
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ordinary course of business, but (a) in all material respects (other than as set forth on Exhibit 1.06) in accordance with generally accepted accounting principles consistently applied ("GAAP") and (b) in accordance with Exhibit
1.06.  The MDI Net Worth shall be determined in accordance with this Section
1.06. McGladrey & Pullen, LLP (the "Accounting Firm") shall conduct an audit (the "Special Audit") of MDI's financial statements at and as of March 31, 1997. MDI shall make such financial statements available to the Accounting Firm as soon as possible after March 31, 1997. The Accounting Firm shall promptly, but in no event later than May 15, 1997, make its determination of the MDI Net Worth and make all of the Accounting Firm's workpapers and audit materials in connection therewith promptly available to Grant Thornton LLP ("GT"). GT shall then promptly review the Accounting Firm's determination of the MDI Net Worth and the Accounting Firm's workpapers and audit materials in connection therewith. If GT agrees with the Accounting Firm's determination of the MDI Net Worth, then GT shall promptly notify the Accounting Firm, Clinard, and Ultrak and the MDI Net Worth as determined by the Accounting Firm shall be final and binding on the parties and not subject to dispute. If GT disputes the Accounting Firm's determination of the amount of the MDI Net Worth, then GT shall set forth in writing the amount GT believes to be the MDI Net Worth and, with as much specificity as possible, GT shall set forth GT's separate reasons (the "Reasons") for disputing the Accounting Firm's determination of the MDI Net Worth. For each Reason, GT shall set forth the amount by which such Reason adjusts the Accounting Firm's determination of the MDI Net Worth. The Accounting Firm and GT shall discuss the Reasons and attempt to reach a mutually acceptable amount for the MDI Net Worth. If the Accounting Firm and GT cannot agree on a mutually acceptable amount for the MDI Net Worth within five (5) business days after GT delivers its determination of the MDI Net Worth to the Accounting Firm, then MDI shall select one of Arthur Andersen LLP, Coopers & Lybrand LLP, and Ernst & Young LLP (the "Dispute Resolution Firm") to finally determine the MDI Net Worth by reviewing the portions it deems relevant and necessary of the following (collectively, the "Audit Materials"): the Accounting Firm's determination of the MDI Net Worth, the Accounting Firm's workpapers and audit materials in connection with the Special Audit, GT's determination of the MDI Net Worth, and the Reasons. The Dispute Resolution Firm shall review such of the Audit Materials as it deems relevant and necessary and accept or reject each of the Reasons. The Dispute Resolution Firm shall then calculate the MDI Net Worth based on the Reasons it determines are valid and the calculation of the MDI Net Worth by the Dispute Resolution Firm shall be final and binding on the parties and not subject to dispute. Notwithstanding anything to the contrary in this Section 1.06, Ultrak shall always have the right (but not the obligation) to accept, in writing, the Accounting Firm's determination of the MDI Net Worth. Upon any such written acceptance by Ultrak, the remaining procedures set forth in this Section 1.06 for determining the MDI Net Worth shall no longer be necessary. Ultrak or Newco shall be responsible for paying for the Special Audit and any fees and expenses of GT and the Dispute Resolution Firm. Notwithstanding anything to the contrary in this Agreement, the provisions of Exhibit 1.06 shall be considered and complied with in determining the MDI Net Worth. Each of the parties hereto represents to the other parties that it does not have a pre-existing, existing, or contemplated relationship with Arthur Andersen LLP, Coopers & Lybrand LLP, or Ernst & Young LLP.

      1.07. Fully Diluted MDI Shares Outstanding. The sum of (a) the number of MDI Common Shares outstanding immediately prior to the Closing Date, (b) the number of MDI Preferred Shares outstanding immediately prior to the Closing Date, (c) and the maximum number of MDI Common Shares issuable upon exercise, conversion, exchange, or otherwise pursuant to any agreement or commitment of MDI immediately prior to the Closing Date and (d) the maximum number of MDI Preferred Shares issuable upon exercise, conversion, exchange, or otherwise pursuant to any agreement or commitment of MDI, immediately prior to the Closing Date is referred to herein as the "Fully Diluted MDI Shares Outstanding."

      1.08. Payment of the Merger Consideration. The Merger Consideration shall be payable as follows:
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              (a)    As soon as practicable after the Closing, the filing of
the Merger Filings, and compliance by an MDI Shareholder with the terms of
Section 1.09, such MDI shareholder will receive, for each MDI Share owned by such MDI Shareholder and properly surrendered to Ultrak in accordance with
Section 1.09, an amount from Ultrak equal to (i) Twenty-Five Million Dollars ($25,000,000) divided by (ii) the Fully Diluted MDI Shares Outstanding. The payment to an MDI Shareholder pursuant to this Section 1.08(a) is referred to herein as the "Initial Merger Payment."

              (b) Within five (5) days of the determination of the MDI Net Worth pursuant to Section 1.06 and after compliance by an MDI Shareholder with the terms of Section 1.09, such MDI Shareholder will receive for each MDI Share owned by such MDI Shareholder and properly surrendered to Ultrak in accordance with Section 1.09, an amount from Ultrak equal to (i) the positive difference between (A) the Purchase Price less (B) Twenty-Five Million Dollars ($25,000,000) divided by (ii) the Fully Diluted MDI Shares Outstanding. If for any reason the Purchase Price does not exceed Twenty-Five Million Dollars ($25,000,000), then no payments will be made pursuant to this Section 1.08(b). The payment to an MDI Shareholder pursuant to this Section 1.08(b) shall be referred to herein as the "Subsequent Merger Payment."

      1.09.   Exchange and Cancellation of Certificates.

              (a) Ultrak shall make available to each MDI Shareholder as of the Closing with respect to the outstanding certificate or certificates which immediately prior to the Closing represented an MDI Share (the "Certificates"), a letter of transmittal in substantially the form of Exhibit 1.09 (the "Letter of Transmittal") for use in effecting the surrender of the Certificates for payment therefor. Delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to Ultrak with the duly executed and completed Letter of Transmittal. The holder of each such Certificate shall be entitled to receive in exchange therefor a certified or cashier's check or wire transfer representing the Initial Merger Payment to which such MDI Shareholder shall have become entitled pursuant to
Section 1.08(a) and, within five (5) days following completion of the Special Audit, a certified or cashier's check or wire transfer representing the Subsequent Merger Payment to which such MDI Shareholder shall have become entitled pursuant to Section 1.08(b), and the Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the Initial Merger Payment or the Subsequent Merger Payment. From the Closing Date until surrender in accordance with the provisions of this Section 1.09, each Certificate (other than Certificates representing treasury shares of MDI), shall represent for all purposes only the right to receive the Merger Consideration provided in this Article I.

              (b) In the case of any lost, mislaid, stolen, or destroyed Certificates, the holder thereof may be required, as a condition precedent to the delivery to such holder of the Consideration described in this Article I, to deliver to Ultrak a bond in such reasonable sum as Ultrak may direct as indemnity against any claim that may be made against Ultrak with respect to the Certificate alleged to have been lost, mislaid, stolen, or destroyed.

              (c) On or after the Closing Date, there shall be no transfers (other than to Ultrak) on the stock transfer books of the Surviving Corporation of the MDI Shares that were outstanding immediately prior to the Closing Date.

              (d) Notwithstanding anything to the contrary in this Agreement, neither Ultrak nor MDI shall be liable to any holder of MDI Shares for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat, or similar law.

      1.10. Dissenting Shares. MDI Shares (a) that are issued and outstanding on the date for determination of the MDI Shareholders entitled to vote on the Merger; (b) that are not voted in favor of the Merger; (c) with respect to which the fair market value (the "Fair Market Value") has been properly demanded in accordance with the applicable provisions of the CGCL; and (d) that otherwise are entitled to be dissenting shares under the CGCL ("Dissenting Shares") shall not be converted into the right to receive the Merger Consideration provided for in this Article I unless and until (a) the holder of such Dissenting Shares withdraws his demand for the Fair Market Value in accordance with the applicable provisions of the CGCL; or (b) the Dissenting Shares lose their status as such in accordance with the applicable provisions of the CGCL (except in the situation where MDI or Ultrak abandon the Merger, or to the extent permissible, the Dissenting Shares are transferred by the holder thereof, prior to endorsement, to a third party). Upon the happening of either event specified in the preceding sentence, then, as of the Effective Date or the occurrence of either event, whichever later occurs, such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Merger Consideration provided for in this
Article I. If any holder of Dissenting Shares shall assert the right to be paid the Fair Market Value of such Dissenting Shares in accordance with the CGCL prior to the Closing, then MDI shall give Ultrak notice thereof and Ultrak shall have the right to participate in all negotiations and proceedings with respect to any such demands. MDI shall not, except with the prior written consent of Ultrak, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for the Fair Market Value of any Dissenting Shares.

      1.11. Signing Shareholders' Approval. The Signing Shareholders approve this Agreement, agree to the terms of the Merger, and agree to vote all of their MDI Shares in favor of the Merger.


                                  ARTICLE II:
                   REPRESENTATIONS AND WARRANTIES OF MDI AND
                            THE SIGNING SHAREHOLDERS

       Each of MDI and each Signing Shareholder jointly and severally represents and warrants to each of Ultrak and Newco that the following are true and correct as of the Signing Date and will be true and correct as of the Effective Date as if made on that date:

      2.01. Organization, Qualification, and Good Standing. MDI is a corporation duly organized, validly existing, and in good standing under the laws of the State of California, has the full corporate power and authority to own or hold under lease its properties and assets and to carry on its business as it is now being conducted or is contemplated to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification. A list of all jurisdictions where MDI is qualified as a foreign corporation is attached as Schedule 2.01.

      2.02. Investments or Subsidiaries. Except as set forth on Schedule 2.02-A, MDI does not own the capital stock of any corporation (a "Subsidiary"), nor does it have (nor, except as set forth on Schedule 2.02-A, has it ever had) an equity, profit sharing, participation, or other interest in any partnership, joint venture, or other entity. Each Subsidiary is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, has the corporate power and authority to own or hold under lease its properties and assets and to carry on it business as it is now being conducted or is contemplated to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification. No such Subsidiary, partnership, joint venture or other entity has any debts, liabilities, or obligations not disclosed in MDI's financial statements or on
Schedule 2.02-B.  Except as set forth in the Financial Statements or on
Schedule 2.02-B, MDI does not have any debts, liabilities, or obligations, contingent or otherwise, relating to any such Subsidiary, partnership, joint venture, or other entity. Except as set forth on Schedule 2.02-A, no person or entity has any right to acquire any of MDI's ownership interest in Monitor Dynamics (Europe) SA.

      2.03. Corporate Records. Copies of the Articles of Incorporation and all amendments thereto and the Bylaws of MDI and each Subsidiary have been delivered to Ultrak and Newco and such copies are true, correct, and complete. The minute books of MDI, copies of which have been delivered to Ultrak and Newco, contain accurate and complete minutes of all meetings of and accurate and complete consents to all actions taken without meetings by the Board of Directors (and any committee thereof) and the shareholders of MDI since April 1, 1994.

      2.04.   Corporate Authority Relative to This Agreement; No Violation.
MDI has the corporate power to enter into this Agreement and the Merger Filings and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Merger Filings and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by MDI's Board of Directors and, except for the approval of the MDI shareholders, no other corporate proceedings on the part of MDI are necessary to authorize this Agreement or the Merger Filings or the transactions contemplated hereby and thereby. This Agreement has been, and the Merger Filings will be, duly and validly executed and delivered by MDI and, assuming this Agreement and the Merger Filings constitute valid and binding agreements of the other parties hereto and thereto, this Agreement and the Merger Filings constitute valid and binding agreements of MDI, enforceable against MDI in accordance with their terms except that (a) such enforcement may be subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or other similar laws now or hereafter in effect relating to creditors' rights,
(b) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought, and (c) the enforceability of indemnification and contribution provisions may be limited by the United States federal or state securities laws or the public policies underlying such laws. Neither the execution and delivery of this Agreement and the Merger Filings nor the consummation of the transactions contemplated hereby or thereby (including, without limitation, the Merger) will: (x) violate or conflict with any provision of the Articles of Incorporation or Bylaws of MDI, (y) violate or conflict with, or result in the breach or termination of, or otherwise give any other contracting party the right to terminate, or constitute a default (or an event which, with the lapse of time, or the giving of notice, or both, will constitute a default) under, any contract, license, instrument, or commitment to which MDI is a party or by which MDI is bound, or result in the creation of any lien, charge, or encumbrance upon the properties or assets of MDI pursuant to the terms of any such contract, license, instrument, or commitment, or (z) violate or conflict with any law, regulation, permit, authorization, franchise, license, judgment, order, writ, injunction or decree of any court or governmental body of any jurisdiction, in each case as such is related to MDI or MDI's assets. Other than (a) the Merger Filings and (b) the approval of this Agreement and the Merger by MDI's shareholders, no authorization, consent, or approval of, or filing with, any governmental body or authority is necessary for the consummation by MDI or the Signing Shareholders of the transactions contemplated by this Agreement.

      2.05.   Capitalization.

              (a) The authorized capital stock of MDI consists of 5,000,000 MDI Common Shares, 281,934 shares of which are issued and outstanding and 343,750 MDI Preferred Shares, 45,710 shares of which are issued and outstanding.

              (b) All outstanding MDI Shares were duly authorized, validly issued, fully paid and nonassessable and were offered, issued, sold, and delivered by MDI in compliance with applicable federal and state securities laws. Other than as set forth in MDI's bylaws and in MDI's Articles of Incorporation, there are no preemptive rights with respect to MDI's capital stock. No MDI Shares have been issued in violation of any preemptive or preferential rights of any person or entity.

              (c) Except as set forth on Schedule 2.05-A, there are no outstanding subscriptions, options, warrants, rights, or other arrangements or commitments, whether express or implied, obligating MDI to issue any shares of its capital stock or securities exchangeable for or convertible into its capital stock.

              (d) Schedule 2.05-B is a list of all of the MDI Shareholders, the address of each MDI Shareholder as shown in MDI's books and records, and the number of MDI Common Shares and MDI Preferred Shares owned by each MDI Shareholder.

      2.06. MDI Financial Statements. The reviewed consolidated balance sheet of MDI and the Subsidiaries as of March 31, 1996 (the "Reviewed Balance Sheet") and the reviewed consolidated statement of income and retained earnings and statement of cash flows for the fiscal year then ended (collectively, including the Reviewed Balance Sheet, the "Reviewed Financial Statements"), each reviewed by McGladrey & Pullen, LLP, whose report thereon is included therein, and the unaudited consolidated balance sheet of MDI and the Subsidiaries as of January 31, 1997 (the "Unaudited Balance Sheet") (the Reviewed Balance Sheet and the Unaudited Balance Sheet are collectively referred to as the "Balance Sheets") and the unaudited statement of income and retained earnings for the ten-month period ended January 31, 1997 (collectively, including the Unaudited Balance Sheet, the "Unaudited Financial Statements"), have been prepared in accordance with the books and records of MDI, which books and records are complete, maintained on a consistent basis, and correctly reflect its income, expenses, assets, and liabilities in all material respects and present fairly in accordance with GAAP the financial position of MDI as of the dates of the Balance Sheets and the results of operations of MDI for the periods covered by said statements of income, in accordance with GAAP consistently applied, except as otherwise disclosed therein and except, in the case of the Unaudited Financial Statements, for (i) normally recurring year-end adjustments, which adjustments will not, either individually or in the aggregate, have an adverse financial impact on MDI of at least $150,000 (a "Material Adverse Effect") and (ii) the absence of notes required by GAAP. The Reviewed Financial Statements and the Unaudited Financial Statements are collectively referred to in this Agreement as the "Financial Statements."

      2.07. Compliance with Applicable Laws. MDI has complied with all foreign, federal, state, and local judicial, governmental, and regulatory laws (collectively, "Laws") applicable to MDI, a Subsidiary, or to the operation of MDI's or the Subsidiary's business, the non-compliance with which would have a Material Adverse Effect, and MDI has received no notice of any alleged violation of any such applicable Laws.

      2.08.   Taxes.   Except as set forth on Schedule 2.08, MDI has duly filed
when due all income, excise, corporate, franchise, property, sales, payroll, withholding, and other tax returns and reports required to be filed by it as of the date hereof by the United States of America or any state or any political subdivision thereof and has paid or established adequate reserves for all taxes (including penalties and interest) which have or may become due for the tax periods covered by such returns, and any assessments which have been received by it. All such tax returns or reports which are income tax returns or reports fairly reflect the taxable income generated by MDI and the taxes of MDI for the periods covered thereby. MDI is not delinquent in the payment of any tax, assessment, or governmental charge, there is no tax deficiency or delinquency asserted against the MDI and there is no unpaid assessment, proposal for additional taxes, deficiency or delinquency in the payment of any of the taxes of MDI that could be asserted by any taxing authority, nor of any violation of any tax Law. There are no waivers or agreements by MDI for the extension of time for the assessment of any tax as shown on such returns or reports with respect to MDI. No audit of MDI by any governmental agency having jurisdiction with respect to taxes imposed on MDI or on its income, properties, sales, franchises, or operations is pending or, to our knowledge, threatened. All monies required to be withheld or collected by MDI from employees or customers for income taxes, social security and unemployment insurance taxes and sales, excise, and use taxes, and the portion of any such taxes to be paid by MDI to governmental agencies, have been collected or withheld and either paid to the respective governmental agencies or set aside for such purpose in the manner required by applicable law and are properly reflected in the Financial Statements or on the books and records of MDI.

      2.09. Liabilities and Obligations. The Financial Statements reflect all material liabilities or obligations of MDI, accrued, contingent, or otherwise (asserted or known but unasserted), arising out of transactions effected or events occurring on or prior to the Signing Date, other than liabilities and obligations incurred in the ordinary course of business of MDI since the date of the Unaudited Financial Statements, which liabilities and obligations (a) would, individually or in the aggregate, not have a Material Adverse Effect or (b) are set forth on Schedule 2.09. All reserves shown in the Financial Statements are appropriate, reasonable, and sufficient to provide for the losses thereby contemplated. Except as set forth in the Financial Statements, MDI is not liable upon or with respect to, or obligated in any other way to provide funds in respect of or to guarantee or assume in any manner, any debt, obligation, or liability of any person, corporation, association, partnership, joint venture, trust, or other entity, and MDI knows of no basis for the assertion of any other claims, liabilities, or obligations of any nature or in any amount that would, individually or in the aggregate, have a Material Adverse Effect.

      2.10.   Employee Benefit Plans; ERISA.  Except as set forth on Schedule
2.10:

              (a) Neither MDI nor any Subsidiary or other entity under common control with MDI (an "ERISA Affiliate") as determined under Sections 414(b), 414(c), or 414(m) of the Internal Revenue Code of 1986, as amended (the "Code"), sponsors, maintains, or otherwise is a party to, or is in default under, or has any accrued obligations under any pension, profit sharing, thrift or other retirement plan, employee stock ownership plan, deferred compensation, stock option, stock purchase, performance, share, bonus or other incentive plan, severance plan, health, group insurance or other welfare plan, or other similar plan, agreement, policy or understanding, including without limitation any "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not such plan is intended to be qualified under Section 401(a) of the Code and whether or not such plan, agreement, policy or understanding is or has been administered or maintained in compliance with ERISA, whether formal or informal and whether legally binding or not, under which MDI or an ERISA Affiliate has any current or future obligation or liability or under which any present or former employee of MDI or an ERISA Affiliate, or such present or former employee's dependents or beneficiaries, has any current or future right to benefits (each such plan, agreement, policy or understanding being hereinafter referred to individually as a "Plan"). Except as may be required by law or as contemplated by this Agreement, neither MDI nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional Plan or modify or change any existing Plan that would affect any present or former employee of MDI, or such present or former employee's dependents or beneficiaries. Schedule 2.10 identifies each Plan which is (i) a multiemployer plan (as defined in Section 3(37) of ERISA) (a "Multiemployer Plan"), (ii) subject to Title IV of ERISA, excluding for these purposes, a Multiemployer Plan (a "Title IV Plan"), (iii) maintained in connection with any trust described in Section 501(c)(9) of the Code, or (iv) intended to be qualified under Section 401(a) of the Code.

              (b) No liability under Title IV of ERISA has been incurred by MDI or any ERISA Affiliate since the effective date of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to MDI or an ERISA Affiliate of incurring a liability under such Title, other than liability for premiums due to the Pension Benefit Guaranty Corporation ("PBGC"). There are no circumstances pursuant to which MDI may be liable to the PBGC with respect to any Title IV Plan sponsored or previously sponsored by an entity other than MDI, including any predecessor of MDI, any former employer of any present or former employee of MDI if such former employer (or the assets of such former employer) was acquired by or merged into MDI, or any ERISA Affiliate of MDI.

              (c) The PBGC has not instituted proceedings to terminate any Title IV Plan and no condition exists that presents a material risk that such proceedings will be instituted. No "reportable event", within the meaning of Section 4043 of ERISA and regulations promulgated thereunder, and no event described in Sections 4062 or 4063 of ERISA, have occurred in connection with any Plan. With respect to each Title IV Plan, the fair market value of the assets of each such plan as of the date of this Agreement (excluding for these purposes any accrued but unpaid contributions) exceeds the present value of accrued benefits under such Title IV Plan determined on a termination basis using the actuarial assumptions established by the PBGC as in effect on the Signing Date.

              (d) Full payment has been made, or will be made in accordance with Section 404(a)(6) of the Code, of all amounts which MDI is required to pay under the terms of each Plan as of the last day of the most recent plan year thereof ended prior to the date of this Agreement. No Plan or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived. No ERISA Affiliate of MDI has failed to make a contribution to a Plan which could subject MDI to any liability under ERISA.

              (e) Neither MDI nor an ERISA Affiliate participates in or contributes or has participated in or contributed, or is or has been obligated to participate in or contribute, to a Multiemployer Plan subject to Title IV of ERISA.

              (f) Each of the Plans covering any employee or former employee of MDI has been maintained and administered in all material respects in accordance with applicable laws, including but not limited to the Americans with Disabilities Act of 1990 ("ADA"), the Age Discrimination in Employment Act, as amended, Title X of the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended ("COBRA"), ERISA and the Code. All reports required by any governmental agency with respect to each of the Plans covering any employee or former employee of MDI have been timely filed. MDI shall cooperate in full with any action deemed necessary by Ultrak to ensure compliance with any federal or state law applicable to the Plans, whether such action occurs prior to, on, or after the Closing Date. There are no pending or threatened claims or actions with respect to any Plan covering any employee or former employee of MDI (other than routine claims for benefits by employees covered under any such Plan and their beneficiaries). MDI is not aware of any facts which would give rise to or could reasonably be expected to give rise to any such claims or actions. No "prohibited transaction", as defined in Section 406 of ERISA or Section 4975 of the Code has occurred with respect to any Plan, excluding transactions effected pursuant to a statutory or administrative exemption. No tax under Section 4980B of the Code has been incurred, or is reasonably expected to be incurred, in respect of any Plan that is a group health plan as defined in Section 4980B(g)(2) of the Code. No lien has been filed by any person or entity on the assets of MDI or any ERISA Affiliate relating to the operation or maintenance of the Plans and no lien exists by operation of law or otherwise on the assets of MDI as a result of the operation or maintenance of the Plans or any other similar plan or plans, and we have no knowledge of the existence of facts or circumstances that could result in the imposition of such a lien.

              (g) Each Plan that is intended to be "qualified" within the meaning of Section 401(a) of the Code is, and has been during the period from its adoption to date, so qualified, both as to form and operation and all necessary governmental approvals, including a favorable determination as to the qualification under the Code of each of the Plans and each amendment thereto, have been or will be timely obtained. Each trust created under any such Plan and each trust described in
       Section 501(c)(9) of the Code is exempt from federal income taxation under Section 501(a) of the Code and has been so exempt during the period from creation to date. Future compliance with the requirements of ERISA and the Code as in effect on the Closing Date or any collective bargaining agreements to which MDI is a party will not result in any increase in the rate of benefit accrual under any of the Plans.

              (h) MDI does not provide, and is not obligated to provide, benefits, including but not limited to death, health, medical, or hospitalization benefits (whether or not insured), with respect to current or former employees, their dependents or beneficiaries beyond their retirement or other termination of employment other than (i) coverage mandated by applicable law, (ii) death benefits or retirement benefits under any "employee pension benefit plan", as that term is defined in Section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of MDI or (iv) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

              (i) A true and complete copy of each Plan that covers any employee or former employee of MDI or any ERISA Affiliate (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof (other than individual claim denials or approvals) have been furnished to Ultrak together with (i) the most recent favorable determination letter, if any, with respect to each Plan, (ii) the two most recent annual reports prepared in connection with any such Plan (Form 5500 including all applicable schedules), (iii) the most recent actuarial valuation report prepared in connection with any such Plan, and (iv) the most recently disseminated summary plan description and an explanation of any material plan modifications made after the date thereof.

      2.11. Absence of Certain Changes. Except as otherwise contemplated by or provided for or permitted in this Agreement or as set forth on Schedule 2.11, since January 31, 1997, MDI has not: (a) suffered any material adverse change in its condition (financial or otherwise), business, or operations;
(b) contracted for or paid any single capital expenditure in excess of $100,000 or total capital expenditures in excess of $500,000; (c) mortgaged, pledged, or subjected to any lien, lease, security interest, or other charge or encumbrance any of its material properties or assets; (d) formed or acquired or disposed of any interest in any corporation, partnership, joint venture, or other entity;
(e) suffered any damage or destruction to or loss of any assets (whether or not covered by insurance) or lost or terminated employees or suppliers that could or does have a Material Adverse Effect; (f) except for the disposal of inventory, machinery, vehicles, and equipment consistent with past practices, acquired or disposed of any assets or incurred, assumed, or guaranteed any indebtedness for borrowed money or other liabilities or obligations to pay money other than trade payables in the ordinary course of business; (g) forgiven, compromised, cancelled, released, permitted to lapse, or waived any rights or claims that are material to the condition (financial or otherwise), business or operations of MDI; (h) entered into, terminated or agreed to any modifications or amendments to any material agreements, leases, or commitments; (i) paid any bonus, granted any benefit, made any payments, or loaned any money to its shareholders, employees, or other affiliates; (j) entered into any employment, compensation, consulting, or collective bargaining agreement with any person or group, or modified or amended the terms of any such existing agreement or entered into, adopted, or amended any Plan; or (k) entered into or terminated any other commitment or transaction or experienced any other event that could, individually or in the aggregate, have a Material Adverse Effect.

      2.12. Title and Related Matters. MDI has good and marketable title to all assets reflected in the Financial Statements as owned by MDI and to those other assets reflected in MDI's books and records as being owned (except as they have since been affected by transactions in the ordinary course of business and consistent with past practices), and MDI owns such assets free and clear of all mortgages, liens, pledges, charges, or encumbrances of any kind or character, except as set forth on Schedule 2.12.

      2.13. Insurance. All the insurable properties of MDI material to the conduct of MDI's business are insured for its benefit under valid and enforceable policies, issued by insurers of recognized responsibility.
Complete and accurate copies of all policies of fire, liability, business interruption, workers' compensation and other forms of insurance and all fidelity bonds held by or applicable to MDI at any time within the past three years have been made available to Ultrak. Other than the transactions contemplated by this Agreement, no event relating to MDI has occurred which will result in a retroactive upward adjustment of premiums under any such policies or which is likely to result in any prospective upward adjustment in such premiums, except that premiums for workers' compensation insurance may increase on a prospective basis. Except as set forth on Schedule 2.13, there has been no material change in the type of insurance coverage maintained by MDI during the past three years which resulted in any period during which MDI had inadequate insurance coverage. Excluding insurance policies which have expired and been replaced with comparable policies, no insurance policy of MDI has been cancelled within the last three years and, to our knowledge, no threat has been made to cancel any insurance policy of MDI.

      2.14.   Patents, Trademarks, Copyrights, Etc.

              (a) Except as set forth on Schedule 2.14 and, other than "off the shelf" computer software programs available to anyone, MDI owns all patents, technology, trademarks, service marks, internet domain names, and copyrights, if any, reasonably necessary to conduct its business (the "Proprietary Rights"). No affiliate of MDI (other than a Subsidiary) has any right, title, license, or other ability to use any of the Proprietary Rights.
Schedule 2.14 includes a list of all internet domain names used by MDI or any Subsidiary.

              (b) MDI has the sole and exclusive right to use the Proprietary Rights without infringing, violating, or conflicting with the rights of third parties. No consent of third parties is required for the use thereof by MDI, and, to our knowledge, no claim has been asserted by any person to the ownership of or right to use any Proprietary Right, and MDI does not know of any basis for any such claim. Each of the Proprietary Rights is valid and subsisting, has not been cancelled, abandoned, or otherwise terminated and, if applicable, has been duly issued or filed with all appropriate authorities.

              (c) To our knowledge, (i) there is no claim that, or inquiry as to whether, any product, activity or operation of MDI infringes upon or involves, or has resulted in the infringement of, any Proprietary Right of any other person, corporation or other entity and (ii) no proceedings have been instituted, are pending or are threatened which challenge the rights of MDI with respect thereto.

      2.15. Consents. Except as set forth on Schedule 2.15, no authorization, consent, approval, permit, or license of, or filing with, any governmental or public body or authority, any lender or lessor or any other person or entity is required to authorize, or is required in connection with, the execution, delivery, and performance of this Agreement or the agreements contemplated hereby on the part of MDI, and the execution, delivery, and performance of this Agreement will not with the giving of notice, the lapse of time, or both, terminate such licenses, franchises, permits, and governmental authorizations.

      2.16.   Labor Relations.

              (a) MDI is not a party to any collective bargaining agreements with any union and no collective bargaining agreement is currently being negotiated by MDI.

              (b) There are no unfair labor practice charges, complaints, or proceedings against MDI pending or, to our knowledge, threatened before the National Labor Relations Board.

              (c) There are no discrimination charges (relating to sex, age, race, national origin, handicap, or veteran status) pending against MDI, or, to our knowledge, any officer, director, employee or agent of MDI (in his or her capacity with MDI) before any federal or state agency or authority.

              (d) There is no pending representation question involving an attempt to organize a bargaining unit including any employees of MDI and no labor grievance has been filed.

      2.17. Litigation and Claims. Except as set forth on Schedule 2.17, MDI is not a party to, and the business and assets of MDI are not the subject of or affected by, any pending or, to our knowledge, threatened suit, claim, action or litigation by or with any party or any administrative, arbitration, or other governmental proceeding, investigation, or inquiry which, if adversely determined, would have a Material Adverse Effect. Except as set forth on
Schedule 2.17, MDI is not (a) subject to any continuing court or administrative order, writ, injunction or decree applicable specifically to MDI or to its business, assets, operations or employees, or (b) in default with respect to any such order, writ, injunction or decree. Except as set forth on Schedule 2.17, MDI does not know of any basis for any such action, proceeding, or investigation.

      2.18.   Employees and Consultants.

              (a) Except as set forth on Schedule 2.18 MDI has no direct or indirect, express or implied, obligation to pay severance or termination pay to any officer or employee of MDI, or to pay any termination or severance payments to any consultant, agent, or other person or entity.

              (b)    Set forth on Schedule 2.18 are the following:

                     (i) A description of the termination or severance pay policy of MDI.

                     (ii) A complete and accurate list of all holiday and vacation pay and other benefits (other than ERISA matters) accrued as of the date hereof, in respect of employees of MDI.

                     (iii) A description of the workers compensation loss experience of MDI as of the date hereof.

       Except as set forth on Schedule 2.18, no employment manual or written employment policy and/or procedures have been provided to or for employees, and no written or verbal employment, consultant or independent contractor agreement exists to which MDI may be bound. MDI has made available to Ultrak accurate and complete copies of all such employment agreements, consulting agreements, confidentiality agreements and all other agreements, plans and other instruments to which MDI is a party and under which its employees or consultants are entitled to receive benefits of any nature. None of the employees of MDI is represented by any labor union or organization. Since January 1, 1994, MDI has been in compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment and wages and hours and is not engaged in, nor has MDI committed, any unfair labor practice as defined in the National Labor Relations Act of 1947, as amended.

              (c) No present or former employee of MDI has asserted, or, to our knowledge, has any basis to assert, any claim against MDI (whether under federal, state or local law, any employment agreement, or otherwise) on account of or for (a) overtime pay, other than overtime pay for the then current payroll period, (b) wages or salary for any period other than the current payroll period, (c) vacation, time off or pay in lieu of vacation or time off, other than that earned in respect of the current fiscal year or accrued on MDI's books and records, or (d) any violation of any statute, ordinance or regulation relating to minimum wages or maximum hours of work. All amounts required to be withheld by MDI from its employees have been properly withheld and have been or will be timely deposited and all contributions required to be paid by MDI in respect of its employees have been paid in accordance with the applicable provisions of federal, state and local laws regarding income tax withholding and social security, workers compensation, unemployment compensation or similar taxes or contributions.

              (d) To our knowledge, no person or entity (including, but not limited to, governmental agencies of any kind) has any claim, or basis for any action or proceeding, against MDI arising out of any statute, ordinance or regulation relating to discrimination in employment or employment practices or occupational safety and health standards other than those listed on Schedule 2.18. MDI has not received any notice from any federal, state or local entity alleging a violation of occupational safety or health standards.

              (e) With respect to each person employed by MDI on or after May 1, 1987, and who actually commenced such employment on or after November 6, 1986, (a) MDI hired such person in compliance with the Immigration Reform and Control Act of 1986 and the rules and regulations thereunder ("IRCA") and (b) MDI has complied with all recordkeeping and other regulatory requirements under IRCA.

      2.19.   [Intentionally omitted]

      2.20. Distributions. Except as set forth on Schedule 2.20, since January 31, 1997, no distribution, payment or dividend of any kind has been declared, paid or distributed by MDI on or with respect to any of its capital stock at any time.

      2.21. Corporate Name. There are no actions, suits, or proceedings pending or, to our knowledge, threatened against or affecting MDI which may result in any impairment of the right of MDI to use its corporate name or any internet domain name used by MDI. To our knowledge, the use of the corporate name of MDI does not infringe the rights of any third party nor is it confusingly similar with the corporate name of any third party. Except as set forth on Schedule 2.21, to our knowledge, no person or business entity other than MDI is authorized, directly or indirectly, to use the corporate name of MDI, or any name confusingly similar thereto.

      2.22.   Environmental Matters.

              (a)    The following terms shall have the following meanings:

                     (i) "Applicable Environmental Laws" means all federal, state and local or municipal, statutory, regulatory, and common law requirements as in effect as of the date hereof or on the Closing Date relating to the protection of human health and safety or the environment, including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. Section 9601 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Clean Water Act, (33 U.S.C. Section 1251 et seq.), the Clean Air Act, (42 U.S.C. Section 7401 et seq.), the Toxic Substance Control Act (15 U.S.C. Section 2601 et seq.), Federal Insecticide Fungicide Rodenticide Act (7 U.S.C. Section 136 et seq.), Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.), and all applicable judicial, administrative, and regulatory decrees, judgments, and orders.

                     (ii) "Hazardous Materials" means any chemical substances, pollutants, contaminants, materials, industrial solid wastes or other wastes, or combinations thereof, whether solid, liquid or gaseous in nature which poses or may pose a hazard to the health or safety of persons or the environment or the presence of which may require investigation or remediation under any Applicable Environmental Law, including, without limitation, material which is or, prior to the Closing, becomes defined as a "hazardous waste" or "hazardous substance" under the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. Section 9601 et seq.) and/or the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.) or which contains gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenyls (PCBs), asbestos, urea formaldehyde foam insulation, or radon gas.

              (b) Except as set forth on Schedule 2.22, MDI is, and has been at all times in compliance with all Applicable Environmental Laws except where the failure to be in compliance would not have a Material Adverse Effect.

              (c) Except as set forth on Schedule 2.22, there has been no spill, discharge, disposal, or release by MDI of Hazardous Materials onto or from the real property owned or occupied by MDI (the "Real Property"), nor, to our knowledge, have any Hazardous Materials migrated from, or migrated to, the Real Property.

              (d) Except as set forth on Schedule 2.22, MDI has all permits, licenses, approvals and/or registrations required to be issued to it under Applicable Environmental Laws and is in compliance with the terms and conditions of each permit, license, approval, and registration.

              (e) Except as set forth on Schedule 2.22, MDI has not received notice or other communication concerning any alleged violation by MDI of any Applicable Environmental Law, or notice or other communication concerning alleged liability of MDI for any response costs or remedial action in connection with the Real Property, or for which MDI is alleged to be liable under any Applicable Environmental Law, and, to our knowledge, there exists no writ, injunction, decree, order, judgment, or lien outstanding, nor any lawsuit, claim, proceeding, citation, directive, summons or investigation, pending or threatened, relating to the Real Property, or any alleged violation of Applicable Environmental Law by MDI or suspected presence of Hazardous Materials on the Real Property, or any offsite location for which MDI is alleged to be liable.

              (f) Except as set forth on Schedule 2.22, no claim has been asserted against MDI, arising out of violations of any Applicable Environmental Laws or the handling, treatment, storage, transportation, disposal (or the arranging therefor), or the discharge into the environment of any Hazardous Materials.

              (g) Except as set forth on Schedule 2.22, to our knowledge, no underground storage tanks for petroleum or any other substance, or underground piping or conduits associated with such tanks, have been located on the Real Property.

              (h) To our knowledge, no Hazardous Materials, including without limitation, asbestos-containing materials or PCB-containing materials, have been installed, contained in building material, contained in transformers or other electrical equipment, or are otherwise present on the Real Property.

              (i) MDI has never been refused insurance coverage, nor has insurance coverage ever been cancelled, as a result of the presence of Hazardous Materials on the Real Property or violations of Applicable Environmental Laws.

              (j) Except as set forth on Schedule 2.22, there have been no active or inactive hazardous waste management units on the Real Property.

              (k) Except as set forth on Schedule 2.22, MDI is not aware of any plans or documents, whether or not government approved, which are specifically directed at all or some portion of the Real Property which impose environmental obligations on MDI or against the Real Property.

              (l) Except as set forth on Schedule 2.22, there are no environmental liens or security interests against the Real Property nor are there any actions pending or events or circumstances that have occurred or are occurring which would or could result in the creation of any lien relating to environmental conditions on the Real Property.

              (m) To the extent in the possession of MDI, MDI has made available to Ultrak all environmental studies, reports and records regarding MDI, and all documents concerning environmental conditions of the Real Property, or which identify underground tanks, or otherwise relate to actual or potential contamination of the soil or groundwater.

              (n) No Hazardous Materials have been disposed of by MDI on the Real Property or have been transported to any off-site disposal area other than those identified on Schedule 2.22, and none of those sites have been designated or are being considered for designation as a site requiring clean-up pursuant to any Applicable Environmental Law.

      2.23. Condition of Fixed Assets. Except as set forth on Schedule 2.23, all of the fixed assets owned or leased by MDI are in good condition and repair (ordinary wear and tear excepted) for the intended use in the ordinary course of business and conform in all material respects with all applicable ordinances, regulations and other laws and there are no known latent defects therein.

      2.24.   Customers.

              (a) Schedule 2.24 is a complete and accurate list of MDI's sales to MDI's ten largest customers by dollar volume of purchases from MDI, for MDI's fiscal years 1994, 1995, and 1996.

              (b) The backlog set forth on Schedule 2.24 represents MDI's internal records of backlog of unfilled firm orders by customer and amount as of a date within thirty (30) days prior to the Signing Date.
       Schedule 2.24 reflects a list of all known outstanding bids and quotes, including name of bid or quote recipient, and amount of bid or quote, quoted as of a date within thirty (30) days prior to the Signing Date.

              (c) Neither MDI nor any Signing Shareholder has actual notice or information from or concerning any of MDI's customers that any such customer will cease, or be unable, to do business with MDI consistent with such customer's prior business practices with MDI.

              (d) Except as set forth on Schedule 2.24, neither MDI nor, to our knowledge, any officer of MDI has (i) made any payment to any person (an "Official") employed by or affiliated with any customer, supplier, or governmental entity or agency charged with reviewing, monitoring, or regulating any activities of MDI, (ii) given any personal property or real property to any Official (valued at more than $100), (iii) sold any personal property or real property to any Official at less than fair market value, (iv) made a political contribution to any governmental Official in violation of applicable law, or (v) otherwise taken any action in violation of any statute, rule, or regulation prohibiting bribes, kickbacks, or other activities that seek to wrongfully influence any Official.

              (e) Except as set forth on Schedule 2.24, there is no restriction, fact, or situation currently applicable or contemplated with respect to MDI that restricts, impedes, impairs, or prohibits the ability of MDI to submit bids to and/or contract with (i) any federal, state, or local government or any branch or agency thereof, (ii) any corporation or other entity, or (iii) any foreign government or any branch or agency thereof.

       2.25. Accounts Receivable. The accounts receivable of MDI on the Signing Date, and those existing on the Closing Date:

              (a) will have arisen out of sales in the ordinary course of business and represent bona fide indebtedness of the applicable account debtor;

              (b) to our knowledge, are and will be collectible in full, net of the reserves therefore set forth on the books of MDI, which reserves were calculated consistent with past practices and with GAAP with the Reviewed Financial Statements; and

              (c) except as set forth on Schedule 2.25-A are, net of the reserves therefor set forth on the books of MDI, subject to no claims of offset, counterclaim, or recoupment that have been asserted and, to our knowledge, there are no facts or circumstances (whether asserted or unasserted) that could give rise to such a claim.

Schedule 2.25-B is a complete and accurate accounts receivable aging report for MDI as of a date within thirty (30) days prior to the Signing Date.

      2.26.   Contracts.

              (a) Except as set forth on Schedule 2.26, MDI is not a party to, or bound by, any material undischarged written or oral:

                     i) contract of employment for any period of time whatsoever, or restricting the employment, of any employee, except as contemplated by this Agreement;

                     ii)    consulting agreement;

                     iii)   collective bargaining agreement;

                     iv) contract or agreement restricting in any manner MDI's right to compete with any other person or restricting MDI's right to sell to or purchase from any other person;

                     v) agreement with any affiliate of MDI or person controlled directly or indirectly by an affiliate of MDI for or with respect to the borrowing or lending of monies, the purchase or sale of goods or the performance of services;

                     vi) contract for the payment or receipt of license fees or royalties to or from any person, firm or corporation;

                     vii) contract of agency, representation, distribution or franchise which cannot be canceled without payment or penalty upon notice of thirty (30) days or less;

                     viii) service contract in an annual amount in excess of $100,000;

                     ix) guaranty, performance, bid or completion bond, or surety or indemnification agreement;

                     x) contract relating to the purchase, sale, ownership, use or license of technology except licenses for third party software generally available to the public;

                     xi) lease or sublease, either as lessee or sublessee, lessor or sublessor, of real or personal property or intangibles;

                     xii) contracts relating to the purchase, sale or margining of securities;

                     xiii) warranty or product service contracts (other than the standard one year limited warranty given on all complete jobs); or

                     xiv) joint venture, partnership or other contracts involving a sharing of profits, losses, costs or liabilities.

       All material contracts, leases, subleases and other instruments of the type referred to in this Section 2.26 and described on Schedule 2.26 (collectively, "Contracts") are in full force and effect and are binding upon MDI and, to our knowledge, are binding on the other parties thereto. Except as set forth on Schedule 2.26, no default by MDI under any Contract has occurred, no material default by the other contracting parties under any Contract has occurred, and, to our knowledge, no event has occurred which with the giving of notice or the lapse of time, or both, would constitute a material default by MDI under any Contract. MDI has made available to Ultrak true and complete copies of each Contract.

              (b) Except as disclosed on Schedule 2.26, MDI is not a party to, or bound by, any Contract under the terms of which performance by MDI according to the terms of this Agreement will be a default or an event of acceleration, or would otherwise require consent.

              (c) Schedule 2.26 contains a list of every material license, permit or governmental approval, order, directive and agreement applied for, pending, issued, rejected or given to MDI with respect to the conduct of its business or operations. MDI possesses all material licenses, permits, and governmental approvals and authorizations which are required in order to operate its business as presently conducted and MDI is in compliance in all material respects with all such licenses, permits, approvals, and authorizations.

              (d) Schedule 2.26 contains a list of all pending or known threatened claims against MDI under each Contract (including without limitation, claims for back charges, rebates, price reductions, breaches of product or service warranties or for product or service liability for products manufactured or sold, but excluding requests for service in the ordinary course of business which MDI is required to perform pursuant to the terms of standard warranties and which are covered by warranty reserves), to the extent such claims, individually or in the aggregate, could have a Material Adverse Effect.

      2.27. Agreements with Affiliates. Set forth on Schedule 2.27 is a complete list of all agreements (written or oral) between MDI shareholders, any entities owned or controlled by such shareholders (the "Shareholder Affiliates"), and/or their family members, on the one hand, and MDI, on the other hand. Schedule 2.27 also sets forth all amounts due and owing by the shareholders, the Shareholder Affiliates, or the shareholders' family members to MDI or by MDI to the shareholders, the Shareholder Affiliates, or the shareholders' family members.

      2.28. ADA. MDI has not received notice from any individual, entity or federal, state, local governmental agency or official notifying MDI that MDI or any property or asset of MDI is in violation of, or in noncompliance with, the ADA. MDI has not received any notice of a claim or potential claim under the Civil Rights Act of 1991 for any violation of the ADA.

      2.29. Products. To our knowledge, there is no claim, including but not limited to any claim alleging personal injury or claim alleging product liability against MDI on account of product warranties or with respect to the manufacture, sale, lease, or rental of products and, to our knowledge, there is no basis for any such claim on account of products heretofore manufactured, sold, or rented which is not fully covered by insurance.

      2.30.   Business Relations with Suppliers.  Except as set forth on
Schedule 2.30, MDI has not received notice or information that any supplier of MDI will cease or refuse to do business with MDI after the consummation of the transactions contemplated hereby consistent with such supplier's prior business practices with MDI. Except as set forth on Schedule 2.30, MDI has not received any notice of any disruption (including delayed deliveries or allocations by suppliers or service providers) in the availability of the materials, products, supplies or services used by MDI, nor is MDI aware of any facts which could lead MDI to believe that MDI (whether before or after the Closing) will be subject to any such material disruption. Other than policies which may be imposed upon such suppliers subsequent to the Closing, MDI is not aware of any condition (financial or otherwise) affecting any key or major supplier of MDI that is likely to reduce such supplier's ability to do business with MDI consistent with such supplier's prior business practices with MDI.

      2.31. Brokers and Finders. Other than as set forth on Schedule 2.31, neither MDI nor any of its officers, directors, and employees has employed any broker, finder, or investment bank or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees, or finders' fees in connection with the transactions contemplated hereby.

      2.32. Accuracy of Information Furnished. No representation or warranty in this Article II contains an untrue statement of material fact or omits to state a material fact necessary to make the statements and facts contained therein, in light of the circumstances in which they were made, not false or misleading.


                                  ARTICLE III:
                     SPECIAL REPRESENTATIONS AND WARRANTIES
                            OF SIGNING SHAREHOLDERS

       Each Signing Shareholder severally represents and warrants to each of Ultrak and Newco that the following are true and correct as of the Signing Date and will be true and correct as of the Effective Date as if made on that date:

      3.01. Stock Ownership. As of the date hereof, such Signing Shareholder is the lawful record and beneficial owner of the MDI Common Shares and MDI Preferred Shares set forth by his name on Schedule 2.05-B, free and clear of all liens, liabilities, proxies, claims, voting agreements, options, and rights of first refusal of any kind.

      3.02. Adverse Occurrences. No Signing Shareholder is aware of any event (other than the Merger) that has occurred with respect to MDI, MDI's customers, or MDI's suppliers that will materially adversely impact, or that is reasonably likely to materially adversely impact, MDI's business, liquidity, capital resources, and/or results of operations (general economic trends and general business trends applicable to all business are expressly excluded from this Section 3.02). This Section 3.02 includes potential actions of MDI's customers and MDI's suppliers in response to the Merger only to the extent that such a customer or supplier has indicated, orally or in writing, to a Signing Shareholder that such a customer or supplier will, or is likely to, cease doing business with MDI following the Merger.

                                  ARTICLE IV:
                       REPRESENTATIONS AND WARRANTIES OF
                                ULTRAK AND NEWCO

       Each of Ultrak and Newco jointly and severally represents and warrants to MDI that the following are true and correct as of the Signing Date and will be true and correct as of the Effective Date as if made on that date:

      4.01. Organization, Qualification, and Good Standing. Ultrak is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and Newco is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas, and each of Ultrak and Newco has the corporate power and authority to own or hold under lease its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification.

      4.02. Corporate Records. The copies of the Certificate of Incorporation of Ultrak and the Articles of Incorporation of Newco and any amendments thereto and the Bylaws, and any amendments thereto, of both Ultrak and Newco that have been delivered to MDI are true, correct, and complete copies thereof.

      4.03. Capitalization of Ultrak. The authorized capital stock of Ultrak consists of 20,000,000 shares of Ultrak Common Stock and 2,000,000 shares of Preferred Stock, $5.00 par value per share, of which 195,351 shares have been designated as Series A 12% Cumulative Convertible Preferred Stock ("Series A Preferred Stock"). As of December 27, 1996, there were issued and outstanding 13,863,101 shares of Ultrak Common Stock and 195,351 shares of Series A Preferred Stock. All outstanding shares of Ultrak Common Stock are duly authorized, validly issued, fully paid and nonassessable. All outstanding shares of capital stock of Newco are validly issued, fully paid and nonassessable and are owned by Ultrak.

      4.04. Corporate Authority Relative to This Agreement; No Violation. Ultrak and Newco have the corporate power to enter into this Agreement and the Merger Filings and to carry out their respective obligations hereunder and thereunder (to the extent each is a party thereto). The execution and delivery of this Agreement and the Merger Filings and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Boards of Directors of Ultrak and Newco and no other corporate proceedings on the part of Ultrak or Newco are necessary to authorize this Agreement or the Merger Filings or the transactions contemplated hereby and thereby. This Agreement and the Merger Filings have been duly and validly executed and delivered by Ultrak and Newco (to the extent each is a party thereto) and, assuming this Agreement and the Merger Filings constitute valid and binding agreements of the other parties hereto and thereto, this Agreement and the Merger Filings constitute valid and binding agreements of Ultrak and Newco, enforceable against Ultrak and Newco in accordance with their terms except that (a) such enforcement may be subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights, (b) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought, and (c) the enforceability of indemnification and contribution provisions may be limited by the United States federal or state securities laws or the public policies underlying such laws. Neither the execution and delivery of this Agreement nor of the Merger Filings nor the consummation of the transactions contemplated hereby or thereby (including without limitation the Merger) will: (x) violate or conflict with any provision of the Certificate of Incorporation or Bylaws of Ultrak or the Articles of Incorporation or Bylaws of Newco, (y) violate or conflict with, or result in the breach or termination of, or otherwise give any other contracting party the right to terminate, or constitute a default (or an event which, with the lapse of time, or the giving of notice, or both, will constitute a default) under, any contract, license, other instrument or commitment to which Ultrak or Newco is a party or by which Ultrak or Newco is bound, or result in the creation of any lien, charge or encumbrance upon the properties or assets of Ultrak or Newco pursuant to the terms of any such contract, license, instrument or commitment, or (z) violate or conflict with any law, regulation, permit, authorization, franchise, license, judgment, order, writ, injunction or decree of any court or governmental body of any jurisdiction, in each case as such is related to Ultrak or Newco or their assets. Other than in connection with or in compliance with the provisions of the TBCA, the CGCL, the Securities Exchange Act of 1934, no authorization, consent, or approval of, or filing with, any governmental body or authority is necessary for the consummation by Ultrak and Newco of the transactions contemplated herein.

      4.05. Ultrak Reports and Financial Statements. Ultrak has previously furnished to MDI true and complete copies of the following (the "SEC Filings"):

                  (i) Ultrak's annual report on Form 10-K filed with the SEC for the year ended December 31, 1995;

                 (ii) Ultrak's quarterly reports on Form 10-Q filed with the SEC for the quarters ended March 31, 1996, June 30, 1996, and September 30, 1996; and

                (iii) Ultrak's current reports on Form 8-K dated August 23, 1996, October 11, 1996 and December 31, 1996
                            filed with the SEC; and

                 (iv) Ultrak's prospectus dated November 18, 1996 constituting a part of Ultrak's Registration Statement on Form S-3.

The audited consolidated financial statements and unaudited consolidated interim financial statements (collectively referred to herein as the "Ultrak Financials") included in the SEC Filings (including any related notes and schedules) fairly presented the financial position of Ultrak as of the dates thereof and the results of operations and changes in financial position or other information included therein for the periods or as of the dates then ended, all in accordance with generally accepted accounting principles consistently applied during the periods involved (except as otherwise stated therein). Since the date of the last filing of an SEC Filing, Ultrak has made no filings with the SEC.

      4.06. Compliance with Applicable Laws. Ultrak has complied with all judicial, governmental, and regulatory laws applicable to it or to the operation of its business, the non-compliance with which would have a material adverse effect on the financial condition or business of Ultrak and neither Ultrak nor Newco has received notice of any alleged violation of any such applicable laws.

      4.07. Brokers and Finders. Neither of Ultrak, Newco nor any officer or director of Ultrak has employed any broker, finder, or investment bank or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees, or finders' fees in connection with the transactions contemplated hereby.

      4.08. Funding. Ultrak has and will have on Final Payment Date sufficient funds available to fund the payment of the Merger Consideration in accordance with this Agreement.

      4.09. Accuracy of Information Furnished. No representation or warranty in this Article IV contains an untrue statement of material fact or omits to state a material fact necessary to make the statements and facts contained therein, in light of the circumstances in which they were made, not false or misleading.

       No disclosure by Ultrak (not contained in this Agreement or in a supplement to a Schedule to this Agreement) and no investigation by or on behalf of MDI with respect to Ultrak shall be deemed to affect MDI's reliance on the representations, warranties, covenants, or agreements of Ultrak contained herein or to waive any rights for the breach or inaccuracy or failure to perform or comply with any representation, warranty, covenant, or agreement of Ultrak.


                                   ARTICLE V:
                       JOINT COVENANTS OF ULTRAK AND MDI

      5.01. Access. Upon reasonable prior notice, each of Ultrak and MDI will afford to one another and to one another's officers, employees, accountants, counsel, and other authorized representatives, full and complete access during normal business hours, throughout the period prior to the earlier of the Effective Date or the Termination Date (as hereinafter defined), to its properties, personnel, contracts, commitments, books, records (including but not limited to tax returns) and reports, schedules, or other documents (including but not limited to reports, schedules, and documents relating to environmental matters) and will use all its reasonable efforts to cause its respective representatives to furnish promptly to the other such additional financial and operating data and other information as to its respective businesses and properties as the other or its duly authorized representatives may from time to time reasonably request.

      5.02. Notice of any Material Change. Each of Ultrak and MDI, promptly after the first notice or occurrence thereof, but not later than the Effective Date, shall disclose to the other in writing the occurrence of any event or the existence of any state of facts that: (a) had such event occurred or such facts existed or been known at the date hereof, would have been required to have been set forth in this Agreement; (b) would make any of its representations and warranties in this Agreement untrue in any material respect; or (c) would otherwise constitute a material adverse change in the business, results of operations, working capital, assets, liabilities or condition (financial or otherwise) of Ultrak or MDI, as the case may be. No notice hereunder will have any effect for the purpose of determining the satisfaction of or compliance with the conditions to the obligations of the parties set forth elsewhere in this Agreement.

      5.03. Cooperation. Ultrak and MDI will: (a) cooperate with one another in determining whether any filings not described in this Agreement are required to be made with or consents, authorizations, clearances and approvals required to be obtained from, any governmental or regulatory authorities in any jurisdiction or any third party prior to the Effective Date in connection with the consummation of the transactions contemplated in this Agreement and cooperate in making any such filings promptly and in seeking timely to obtain any such consents; (b) keep each other informed in connection with the transactions contemplated by this Agreement; (c) cooperate with one another and expend reasonable amounts in order to lift any injunctions or remove any other impediment to the consummation of the transactions contemplated herein; and (d) take such actions as the other party may reasonably request to consummate the transactions contemplated by this Agreement and use all its reasonable efforts to satisfy all conditions precedent to the obligations to close such transactions.

      5.04. Confidentiality. Each party to this Agreement will take all reasonable precautions to maintain the confidentiality of any information concerning any other party or any affiliate of any other party provided to or discovered by it or its representatives and will not disclose such information to anyone other than those people directly involved in the investigation and negotiations pertaining to the transactions contemplated hereby. Each party further agrees that in the event the transactions contemplated by this Agreement are not consummated, it will return or destroy all documents and records obtained from any other party during the course of its investigation or negotiations pertaining to the transactions contemplated hereby and will use all its reasonable efforts to cause all information with respect to such other party and its businesses which it obtained pursuant to this Agreement to be kept confidential.
Notwithstanding the foregoing, the obligation of any party to maintain confidentiality with respect to information received by it will not apply to
(a) any disclosure of information required by applicable law or (b) any information that is or becomes publicly available without violation of this Agreement.

      5.05. No Solicitation. Until the Termination Date, MDI covenants that neither it nor its officers, directors, agents, or affiliates, will: (a) directly or indirectly, encourage, solicit, or initiate discussion or negotiations with any corporation, partnership, person, or other entity or group concerning any merger, sale of all or substantially all of the assets, business combination, sale of shares of capital stock, or similar transactions involving MDI, whether by providing nonpublic information or otherwise; or (b) disclose, directly or indirectly, any information not customarily disclosed to any person concerning its business and properties, afford to any other person access to its properties, books, or records or otherwise assist or encourage any person in connection with any of the foregoing. In the event MDI receives any offer or inquiry for a transaction of the type referred to in (a) above, MDI will promptly inform Ultrak as to any such offer or inquiry.

      5.06. Public Announcements. Ultrak and MDI will consult with each other before issuing any press release, public announcement, or make any public filing regarding this Agreement and the Merger, and will not, unless otherwise required by law, issue any such press release prior to such consultation.


                                  ARTICLE VI:
                                   COVENANTS

      6.01. Covenants of MDI. (a) Except as set forth on Schedule 6.01, prior to the earlier of the Effective Date or the Termination Date, and except as may be permitted, required, or contemplated pursuant to this Agreement or as may be consented to in writing by Ultrak, MDI covenants and agrees that it:

              (i) will conduct its operations in the ordinary and usual course of business consistent with MDI's past and current practices, and will use all its reasonable efforts to maintain and preserve intact MDI's business organization and goodwill, to retain the service of its key officers and employees, and to maintain satisfactory relationships with customers and those having business relationships with it;

              (ii) will not declare or pay any dividends on its outstanding shares of capital stock;

              (iii) will not propose or adopt any amendments to its Articles of Incorporation or Bylaws;

              (iv) will not issue any shares of its capital stock or effect any stock split or otherwise change its current capitalization except pursuant to the exercise of existing stock options described on Schedule 2.05-A;

              (v) will not grant, confer or award any options, warrants, conversion rights or other rights, not existing on the date hereof, to acquire any shares of its capital stock;

              (vi) will not purchase or redeem any shares of its capital stock; and/or

              (vii) unless otherwise required by law (in which event MDI will notify Ultrak), will not take any action, or agree to take any action, that would make any representation or warranty in Article II hereof untrue or incorrect.

              (b) MDI shall promptly submit this Agreement and the transactions contemplated hereby for the approval of its shareholders at a meeting of such shareholders to be held as soon as practicable after the date hereof, and MDI shall use reasonable efforts to obtain shareholder approval of this Agreement and the transactions contemplated hereby. MDI shall, through its Board of Directors, recommend to its shareholders approval of this Agreement and the transactions contemplated by this Agreement.

      6.02.   Covenants of Ultrak.  Ultrak covenants and agrees as follows:

       (a) During the period from the Effective Date through the later of the date of payment of the Subsequent Merger Payment or the final determination of the MDI Net Worth pursuant to Section 1.06 if there is no Subsequent Merger Payment (the "Transition Period"), Clinard shall be appointed by Ultrak as a member of the Board of Directors of MDI (the "Board") and the action of the Board shall require the affirmative approval of a majority of the members of the Board (including the affirmative approval of Clinard). During the Transition Period, the executive officers of MDI shall continue to consist of the executive officers of MDI immediately prior to the Closing Date.

       (b) During the period from the Effective Date through March 31, 1997 (the "Initial Period"), the business, operations, and affairs of MDI shall continue to be conducted in accordance with MDI's past practices.

       (c) During the Initial Period, Ultrak shall use its reasonable efforts to promote the business of MDI. In connection therewith, Ultrak shall not, and shall not permit Ultrak's affiliates (other than MDI) to, (i) pursue any business strategy, undertake any investment in any Person, or undertake any action which directly or indirectly competes with the business, operations or affairs of MDI, (ii) require Ultrak or Ultrak's affiliates (other than MDI) to incur any expense on behalf of, or make any contribution to, MDI or its affiliates, except as set forth in this Agreement, or (iii) effect any capital restructuring or reorganization of, or change in ownership or control of, any of Ultrak's affiliates. For purposes of this Section 6.02, an affiliate of Ultrak shall mean an entity that has a majority of its equity owned, directly or indirectly, by Ultrak.

       (d) During the Initial Period, Ultrak shall own and operate MDI as a stand alone subsidiary.

       (e) During the Initial Period, Ultrak agrees to use its reasonable efforts to explore and pursue revenue expansion opportunities for MDI. During the Initial Period, if Ultrak desires to purchase services or products from MDI or any of MDI's affiliates immediately prior to the Closing for resale by Ultrak or Ultrak's affiliates, then the terms and conditions of such intercompany sales will be negotiated with Clinard in good faith and on an arms-length basis by the executive officers of Ultrak.

       (f) During the Initial Period, Ultrak shall charge MDI only for services requested by the Board (as contemplated by Section 6.02(a) hereof) and all such intercompany expenses, if any, will be billed at actual cost. All such costs will be cleared monthly by cash transfers in response to an invoice or other documentation. Ultrak will provide such information as is available to Ultrak as may be reasonably requested by MDI for the purpose of permitting MDI to verify the pricing for intercompany services provided by Ultrak.

       (g) Ultrak and MDI agree that during the Initial Period, the affirmative approval of the Board (as contemplated by Section 6.02(a) hereof), shall be required to authorize the following actions of MDI, whether such actions are taken directly or indirectly, through subsidiaries, affiliates or otherwise:

           (i) any relocation of the executive offices and primary operations of MDI from existing locations;

          (ii) the payment of dividends, the redemption or purchase by MDI of any shares of MDI's outstanding capital stock, options related thereto, or any other distributions to the stockholders of MDI (except as provided in this Agreement or reserved for in the Financial Statements);

         (iii) any liquidation, dissolution or sale of all or substantially all of MDI's assets, or any merger, consolidation or other capital reorganization of MDI;

          (iv) the execution or delivery of any general assignment for the benefit of creditors of MDI or the filing of any voluntary petition in bankruptcy on behalf of MDI;

           (v) any amendment to MDI's Articles of Incorporation or Bylaws;

          (vi) the entering into of employment contracts with MDI's management, the granting of any salary increase, bonuses or option awards to MDI management;

         (vii) the acquisition or sale in one transaction or series of related transactions of any material assets, business or properties of, or by, MDI (other than purchases from suppliers or sales to customers in the ordinary course of business); and

        (viii) any other action which constitutes a material deviation from the past practices of the business, operations, and affairs of MDI.

       (h) Clinard as the President of MDI, shall have the sole power and authority to set prices for MDI's products and services during the Initial Period.

       (i) During the Transition Period, Ultrak will not sell, convey, or transfer its ownership interest in MDI to any person or entity; provided that Ultrak may, during the Transition Period, transfer its ownership interest to an affiliate of Ultrak if such affiliate shall agree in writing to perform all Ultrak's obligations under this Agreement and the agreements provided for herein. Nothing herein shall relieve Ultrak from its obligations under this Agreement and the agreements provided for herein.

       (j) Before consummating any future acquisition by Ultrak or MDI during the Initial Period, Ultrak will negotiate in good faith with Clinard the impact that any such acquisition shall have on the MDI Net Worth. During the Initial Period, Ultrak agrees that the impact on MDI Net Worth of all expenditures of opening new or closing old operations, branches of business, and redundancy costs and any other discretionary expenditures that are not capitalizable under generally accepted accounting principles, which costs are incurred in anticipation of increased profitability in future accounting periods, will be separately negotiated before any such expenditures are incurred.

                                  ARTICLE VII:
               JOINT CONDITIONS PRECEDENT TO CLOSING OBLIGATIONS

       Except as may be waived by all parties, the obligations of Ultrak, Newco, and MDI to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Effective Date, of each of the following conditions:

      7.01. Shareholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the MDI shareholders in accordance with MDI's Articles of Incorporation and Bylaws and the applicable provisions of the CGCL.

      7.02. Absence of Litigation. No governmental agency or authority shall have instituted, or threatened in writing to institute, any action or proceeding seeking to delay, restrain, enjoin or prohibit the consummation of the transactions contemplated by this Agreement, and no order, judgment or decree by any court or governmental agency or authority shall be in effect that enjoins, restrains or prohibits the same or, in the sole judgment of Ultrak, otherwise would materially interfere with the operation of the assets and business of MDI and Ultrak after the Merger.


                                 ARTICLE VIII:
                          CONDITIONS PRECEDENT TO THE
                        OBLIGATIONS OF ULTRAK AND NEWCO

       The obligations of Ultrak and Newco to consummate the transactions contemplated by this Agreement will be subject to the satisfaction on or before the Closing Date of each of the following conditions:

      8.01. Representations and Warranties; Compliance. The representations and warranties of MDI and the Signing Shareholders in this Agreement shall have been true and correct in all material respects on and as of the Signing Date and shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, and the covenants and agreements of MDI in this Agreement shall have been complied with in all material respects. On the Closing Date, MDI will provide Ultrak with a Certificate of Compliance in the form of Exhibit 8.01-A and a certificate of the Signing Shareholders to such effect in the form of Exhibit 8.01-B.

      8.02. No Material Adverse Change. There shall have been no material adverse change from the Signing Date in MDI's business, properties, assets, liabilities, results of operations, or condition, financial or otherwise.

      8.03. Opinion. Ultrak shall have received the opinion of McDermott, Will & Emery, counsel for MDI, dated as of the Closing Date, with respect to the matters set forth on Exhibit 8.03.

      8.04. Employment Agreement. Clinard shall have executed an Employment Agreement in the form of Exhibit 8.04.

      8.05. Resignations. Each director of MDI shall have tendered to Ultrak a resignation letter in form and substance reasonably satisfactory to Ultrak; provided, however, Clinard shall not be required to resign as a director of MDI.

      8.06.   [intentionally omitted].

      8.07. Resale Certificates. MDI shall have obtained and delivered copies to Ultrak of resale certificates for all dealers or distributors of MDI and for all other direct purchasers from MDI of MDI products, in Virginia and Texas which purchased more than $100,000 of MDI products during the period from and including January 1, 1994 through the Closing Date.

      8.08. Release of Liens. All persons or entities with liens and/or encumbrances filed against MDI or any asset of MDI shall have fully released all such liens and encumbrances, including but not limited to all liens and encumbrances of Sanwa Bank of California.

      8.09. MDI-UK. MDI shall have consummated the sale of all of the assets or stock of MDI Dynamics (UK) Limited ("MDI-UK") and recognized and recorded any loss resulting from such sale.

      8.10. Life Insurance. The beneficiary of the existing life insurance policy on Clinard shall be changed from Sallie Clinard to MDI or an amount equal to the cash surrender value of such policy shall have been paid, in cash, to MDI by Clinard (in which case Sallie Clinard may remain the beneficiary of such policy and MDI shall have no rights to such policy, but MDI will no longer be responsible for paying the premiums on such policy).

      8.11. No Dissenting Shares. Not more than ten percent (10%) of the Fully Diluted MDI Shares Outstanding shall exercise dissenters rights as to the Merger.

      8.12. Exercise of Options. Prior to the Closing Date, all outstanding options, warrants, or other rights to acquire MDI Common Shares shall have been exercised or cancelled pursuant to a writing executed by the holder of the option, warrant, or right and in form and substance reasonably satisfactory to Ultrak.

      8.13. Special Tax Matter. Ultrak shall, in Ultrak's discretion, have determined that MDI's maximum exposure to taxes, penalties, and interest with respect to accumulated earnings tax is acceptable.

      8.14. Reserves, Adjustments, Write Downs, and Accruals. MDI shall have made or taken all reserves, adjustments, write downs, and accruals with respect to MDI as necessary or appropriate effective as of the end of the month prior to the Closing Date.

      8.15. Shareholder's Equity. The MDI Net Worth after adjustments, pursuant to Exhibit 1.06 shall be at least Six Million Dollars ($6,000,000).

      8.16. NationsBank Approval. NationsBank of Texas, N.A. shall have approved this Agreement and the Merger pursuant to its rights under its Loan Agreement with Ultrak to approve significant transactions involving Ultrak.


                                  ARTICLE IX:
                 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF MDI

       The obligations of MDI to consummate the transactions contemplated by this Agreement will be subject to the satisfaction on or before the Closing Date of each of the following conditions:

      9.01. Representations and Warranties; Compliance. The representations and warranties of Ultrak in this Agreement shall have been true and correct in all material respects on and as of the Signing Date and shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, and the covenants and agreements of Ultrak in this Agreement shall have been complied with in all material respects. On the Closing Date, Ultrak will provide MDI with a Certificate of Compliance in the form of Exhibit 9.01.

      9.02. No Material Adverse Change. There shall have been no material adverse change from the Signing Date in Ultrak's assets, liabilities, results of operations, or condition, financial or otherwise.

      9.03. Opinion. MDI shall have received the opinion of Gardere & Wynne, L.L.P., dated as of the Closing Date, with respect to the matters set forth on
Exhibit 9.03.

      9.04. Employment Agreement. Clinard shall have executed an Employment Agreement in the form of Exhibit 8.04.


                                   ARTICLE X:
                       TERMINATION, WAIVER, AND AMENDMENT

     10.01. Termination or Abandonment. Notwithstanding anything to the contrary contained in this Agreement, this Agreement may be terminated and abandoned at any time before the Effective Date, whether before or after approval of this Agreement by the respective stockholders of MDI:

              (a)    by the written consent of Ultrak and MDI; or

              (b) by Ultrak or MDI if the Effective Date has not occurred on or before February 22, 1997, unless such failure of consummation is due to the failure of the terminating party to perform or observe the covenants, agreements, and conditions hereof to be performed or observed by it on or before the Effective Date.

The date on which occurs any termination pursuant to this Section 10.1 is herein referred to as the "Termination Date."

     10.02. Modification, Amendment, and Waiver. No change, modification, or amendment of this Agreement shall be valid or binding upon the parties hereto unless such change, modification, or amendment shall be in writing and signed by all the parties hereto. No waiver of any term or condition of this Agreement shall be enforceable unless it shall be in writing signed by the party against which it is sought to be changed. The waiver by any party of a breach of any provision of this Agreement by any other shall not operate or be construed as a waiver of any subsequent breach by such other party.


                                  ARTICLE XI:
                                INDEMNIFICATION

     11.01. Indemnification. Each Signing Shareholder jointly and severally covenants and agrees to indemnify Ultrak, Newco, and MDI against any damage, diminution in value, economic loss, harm, loss, expense, liability, taxes, VAT, customs, or other damage, including the reasonable costs of investigation, interest, penalties and attorneys' and accountants' fees ("Damages"), in connection with, arising from, or attributable to (a) any breach or inaccuracy of any representation or warranty made by MDI or any Signing Shareholder herein; (b) any breach or failure of MDI or any Signing Shareholder to perform any agreement or covenant herein; (c) any underpayment or nonpayment of taxes of MDI or any penalties or interest with respect to underpayment or nonpayment of taxes relating to events prior to the Closing Date; (d) any product liability claim against MDI relating to events prior to the Closing

Date; and/or (e) any litigation or claim against MDI relating to events prior to the Closing Date.

     11.02. Threshold. No Signing Shareholder shall be required to make any indemnification payment pursuant to Section 11.01 for any Damages for any single claim under $100,000 until such time as the total amount of all claimed Damages exceeds One Million Dollars ($1,000,000) in the aggregate (the "Threshold"). At such time as the total amount of claimed Damages exceeds the Threshold, Ultrak, Newco, or MDI shall be entitled to be indemnified against the full amount of such Damages in excess of the Threshold (and without regard thereafter to the $100,000 per claim minimum). The Threshold amount shall not apply with respect to claims regarding title to the MDI Common Shares.

     11.03. Maximum Indemnity. The maximum liability of the Signing Shareholders for claims for Damages (a) asserted during the period ending on the first anniversary of the Closing Date shall not exceed Ten Million Dollars ($10,000,000) and (b) asserted after the first anniversary of the Closing Date and prior to the second anniversary of the Closing Date shall not exceed Five Million Dollars ($5,000,000).

     11.04. Expiration of Indemnity; Fraud. Ultrak, Newco, and MDI may not make a claim for indemnification for Damages after the expiration of two (2) years from the Closing Date.

     11.05. Survival of Representations; Warranties. No disclosure by MDI or any Signing Shareholder (not contained in this Agreement or in a supplement to a Schedule to this Agreement) and no investigation by or on behalf of Ultrak or Newco with respect to MDI or a Signing Shareholder shall be deemed to affect Ultrak's or Newco's reliance on the representations, warranties, covenants, or agreements contained herein or to waive Ultrak's or Newco's rights to indemnity as provided herein for the breach or inaccuracy or failure to perform or comply with any representation, warranty, covenant, or agreement of the Signing Shareholders. The indemnity obligations of each Signing Shareholder under this
Article XI (and the representations, warranties, covenants, and agreements of each Signing Shareholder) shall survive the Closing until the expiration of the period set forth in Section 11.04.

     11.06.   Insurance and Taxes.  The recovery of Damages pursuant to this
Article XI shall be reduced for (a) any insurance benefits actually received by MDI or Ultrak from insurers resulting from the event that gave rise to the indemnification obligation, and (b) any federal income tax benefits actually received by Ultrak or MDI resulting from the event that gave rise to the indemnification obligation.


                                  ARTICLE XII:
                                    REMEDIES

     12.01. Equitable Remedies. The parties hereto acknowledge that a refusal by a party to consummate the transactions contemplated hereby will cause irreparable harm to the other parties, for which there may be no adequate remedy at law. A party not in default at the time of such refusal shall be entitled, in addition to other remedies at law or in equity, to specific performance of this Agreement by the party that refused to consummate the transactions contemplated hereby.

     12.02. Remedies of MDI. After the Closing, MDI shall have the same rights and benefits under this Agreement as does Ultrak or Newco with respect to the representations, warranties, and covenants of MDI and each Signing Shareholder contained herein, as fully as if such representations, warranties, and covenants had been made to or with MDI in lieu or in place of Ultrak or Newco. In any proceeding by MDI to assert or prosecute any claims under, or to otherwise enforce, this Agreement, each Signing Shareholder agrees that he shall not assert as a defense or bar to recovery by MDI, Ultrak, or Newco and hereby waives any right to so assert such defense or bar such recovery, that (a) prior to the Closing, MDI shall have had knowledge of the circumstances giving rise to the claim being pursued by it, Ultrak, or Newco; (b) prior to the Closing, MDI engaged in conduct or took action that caused or brought about the circumstances giving rise to its, Ultrak's, or Newco's claim, or otherwise contributed thereto; (c) MDI is estopped from asserting or recovering upon its claim by reason of having joined in the representations, warranties, and covenants made by any Signing Shareholder in this Agreement; or (d) such Signing Shareholder has a right of contribution from MDI to the extent that there is any recovery against him.

     12.03. ARBITRATION. OTHER THAN THE DETERMINATION OF THE MDI NET WORTH AND SECTION 14.01, ANY DISPUTE OR CLAIM RELATING TO THIS AGREEMENT FOLLOWING THE PAYMENT OF THE MERGER CONSIDERATION SHALL BE FINALLY SETTLED BY ARBITRATION IN ACCORDANCE WITH THE RULES OF THE AMERICAN ARBITRATION ASSOCIATION WHICH RULES ARE DEEMED TO BE INCORPORATED HEREIN BY REFERENCE. THE DETERMINATION OF THE MDI NET WORTH SHALL BE DETERMINED EXCLUSIVELY PURSUANT TO SECTION 1.06. DISPUTES PURSUANT TO SECTION 14.01 SHALL BE DETERMINED PURSUANT TO SECTION
14.01.  ANY ARBITRATION HEREUNDER SHALL BE HELD IN DALLAS, TEXAS.   JUDGMENT
UPON THE AWARD RENDERED BY THE ARBITRATOR MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF.

                                 ARTICLE XIII:
                                 MISCELLANEOUS

     13.01. Expenses. Each party hereto shall bear its own expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby; provided, however, upon consummation of the transactions contemplated hereby, Ultrak shall pay up to an aggregate amount of $25,000 of the legal fees and expenses of McDermott, Will & Emery in connection with this Agreement and the transactions contemplated hereby. To the extent legal fees and expenses of MDI exceed $25,000, then such excess shall be paid by MDI and such excess shall not be considered in determining the MDI Net Worth. Neither MDI nor Ultrak shall pay the legal fees and expenses of any separate counsel engaged by any MDI Shareholder.

     13.02. Counterparts. This Agreement may be executed in two or more counterparts, all of which will be considered the same agreement and faxed copies of manually executed signature pages to this Agreement will be fully binding and enforceable without the need for delivery of the manually executed signature page.

     13.03. GOVERNING LAW. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF CALIFORNIA.

     13.04. Notices. All notices and other communications hereunder will be in writing and will be deemed given if delivered by hand or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other addresses for a party as will be specified by like notice) and will be deemed given on the date on which so hand-delivered or on the third business day following the date on which so mailed to the address set forth opposite the name and signature block for each party to this Agreement.

     13.05. Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof; the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance; and in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as part of this Agreement, a provision as similar in its terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

     13.06. Assignments. This Agreement shall not be assignable by operation of law or otherwise, except that Newco may assign its rights hereunder to another wholly-owned subsidiary of Ultrak (whether now existing or hereafter created). Any other assignment of this Agreement shall be void.

     13.07. Entire Agreement. This Agreement, the Schedules attached hereto, and the Exhibits attached hereto constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. All Schedules, Exhibits, and documents and agreements referred to herein or attached hereto are fully and completely incorporated herein effective as of the first reference herein.

     13.08. Headings. The headings contained in this Agreement are for reference purposes and will not affect in any way the meaning or interpretation of this Agreement. Use of "herein," "hereof,"

"hereby," or similar terms refer to this Agreement as a whole unless the context clearly requires otherwise.

     13.09. Relocation. Ultrak agrees that it will not, for a period of three (3) years from the Closing Date, relocate MDI's offices more than thirty
(30) miles from their present location.




                                  ARTICLE XIV:
                                   NONCOMPETE

     14.01. Noncompetition Agreement. (a) Clinard acknowledges and agrees that the proprietary information Clinard has acquired regarding MDI and will acquire regarding MDI and Ultrak will enable Clinard to injure MDI and Ultrak and diminish the value of Ultrak's investment in MDI if Clinard should compete with MDI and/or Ultrak. Therefore, Clinard hereby agrees that, without the prior written consent of MDI, Clinard shall not, during the term of his employment with MDI and/or Ultrak (the "Term") and for a period of two (2) years thereafter, directly or indirectly (through an affiliate of Clinard or other entity), as a director, officer, agent, employee, consultant, independent contractor, or in any other capacity, (i) invest (other than passive investments in publicly-owned companies which constitute not more than five percent (5%) of the voting securities of any such company) or engage in any business or activity that is competitive with the Business within the United States; (ii) accept employment with or render services to any other company engaged in the Business as all or any part of such other company's business; or
(iii) contact, solicit, or attempt to solicit or accept business that is competitive with the Business (A) from any customer of MDI or Ultrak during the Term, or (B) from any person or entity whose business MDI or Ultrak was soliciting during the Term. If Clinard's Employment Agreement pursuant to
Section 8.04 is terminated by MDI without Just Cause (as defined in the Employment Agreement) or if MDI breaches and does not remedy (within ten (10) days after written notice from Clinard) a material provision of the Employment Agreement, then the post-employment noncompetition provisions of this Section 14.01(a) shall not apply.

              (b) If any provision contain in Section 14.01(a) shall, for any reason, be held to be excessively restrictive by reason of the geographic or business scope or duration thereof so as to be unenforceable, such provision or provisions shall be construed by an appropriate judicial or arbitral body by limiting and reducing it or them, so that Section 14.01(a) shall be enforceable to the maximum extent compatible with the applicable law as it shall then appear.

              (c) Clinard acknowledges and recognizes that a violation or threatened violation by Clinard of the restrictions, agreements, or covenants contained in Section 14.01(a) will cause irreparable damage to MDI and that MDI will have no adequate remedy at law for such violation or threatened violation. Accordingly, Clinard agrees that MDI shall also be entitled, in addition to any other rights or remedies existing in MDI's favor, to obtain specific performance or injunctive relief in order to enforce this Agreement or prevent a breach or further breach of any provision hereof. Such right to specific performance or injunction shall be in addition to MDI's right to bring an action for damages actually sustained by MDI or to exercise any other right or remedy available to MDI as a result of any breach hereunder.

                      [Signatures on the following pages]

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.




                                                ULTRAK, INC.



1220 Champion Circle                            By:
Suite 100                                          -----------------------------
Carrollton, TX 75006                               Jim Pritchett, Executive
Attn: George K. Broady                             Vice President


                                                By:
with a copy (which shall not constitute            -----------------------------
notice) to:                                        Tim D. Torno, Secretary

Gardere & Wynne, L.L.P.
1601 Elm, Suite 3000
Dallas, TX 75201
Attn: Richard L. Waggoner, Esq.

                                                MONITOR DYNAMICS, INC.


9518 Ninth Street                               By:
Rancho Cucamonga, CA 91730                         -----------------------------
Attn: Glenn Gary Clinard                           Glenn Gary Clinard,
                                                   President
with a copy (which shall not constitute
notice) to:                                     By:
                                                   -----------------------------
McDermott, Will & Emery                            Sallie Rae Clinard,
1301 Dove Street                                   Secretary
Suite 500
Newport Beach, CA 92660
Attn: John B. Miles, Esq.

                                                MDI ACQUISITION CORP.


                                                By:
1220 Champion Circle                               -----------------------------
Suite 100                                          Jim Pritchett, Executive
Carrollton, TX 75006                               Vice President
Attn: George K. Broady

                                                By:
                                                   -----------------------------
                                                   Tim D. Torno, Secretary

Address for each Signing Shareholder:


9518 Ninth Street                               --------------------------------
Rancho Cucamonga, CA 91730                      Glenn Gary Clinard





9518 Ninth Street                               --------------------------------
Rancho Cucamonga, CA 91730                      Anthony N. Finazzo





9518 Ninth Street
Rancho Cucamonga, CA 91730
                                                --------------------------------
                                                Frank L. Strong

                                                I.O.M. INVESTMENTS, L.P.


9518 Ninth Street                               By:
Rancho Cucamonga, CA 91730                         -----------------------------
                                                   Gary Clinard, General Partner

                                                By:
                                                   -----------------------------
                                                   Sallie Clinard, General
                                                   Partner




9518 Ninth Street                               --------------------------------
Rancho Cucamonga, CA 91730                      James St. Pierre

       The calculation of MDI Net Worth shall be adjusted in the manner set forth below to the extent the items identified below would otherwise be taken into account when calculating MDI Net Worth. In such instances, MDI Net Worth shall be calculated by:

              (1) excluding the impact of all Merger expenses, payments, and adjustments, including any increased depreciation or amortization expenses attributable to any write-up of assets resulting from purchase accounting resulting from the transactions contemplated by this Agreement;

              (2) excluding the impact of any Merger expenses, including accounting fees and expenses and legal fees and expenses paid pursuant to Section 13.01 of this Agreement;

              (3) excluding the impact of all amounts paid by Ultrak or any of its affiliates by way of management, head or back office, or similar charge or expense; provided, however, that any such agreement, head or back office, or similar charge may be considered as a deduction when calculating MDI Net Worth to the extent such amount is at Ultrak's direct cost and such charges are directly and specifically incurred on behalf of MDI at the request of the Board, which amounts shall be approved in advance by the Board;

              (4) excluding the impact of advertising and research and development expenses incurred by Ultrak;

              (5) adding back any out-of-pocket costs of meeting accounting requirements imposed on MDI by Ultrak as a result of the financial reporting obligations required to be satisfied, whether under applicable law, stock exchange listing requirements, contractual obligations, or otherwise, by virtue of MDI's status as a wholly owned subsidiary of Ultrak;

              (6) excluding the impact of any interest expense incurred by MDI or any of its subsidiaries with respect to borrowings obtained to finance the transactions contemplated by this Agreement; and

              (7) excluding travel expenses for MDI employees when such travel is requested by Ultrak.